EXHIBIT 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

PRG-Schultz Announces New Members of Board of Directors

ATLANTA--(BUSINESS WIRE)--March 31, 2006--PRG-Schultz International, Inc. (Nasdaq: PRGX) announced today that it has reconstituted its Board of Directors, as required under the terms of the exchange offer for its outstanding 4.75% Senior Convertible Notes Due 2006 which was completed on March 17, 2006.

On March 30, 2006, Eugene I. Davis, Patrick G. Dills, N. Colin Lind, Philip J. Mazzilli, Jr., and Steven Rosenberg were appointed to the company's Board of Directors. These new directors replace Gerald E. Daniels, Garth H. Greimann, Thomas S. Robertson and Jimmy M. Woodward, who resigned as directors of the company, and fill an additional existing vacant position on the board. Also on March 30, 2006, James B. McCurry, the company's President and Chief Executive Officer, was elected as Chairman of the Board of Directors, succeeding David A. Cole, who continues as a director.

Mr. Davis is Chairman and Chief Executive Officer of Pirinate Consulting Group, which specializes in crisis and turn-around management. Mr. Dills is Executive Chairman of the Board of Medical Services Company, a supplier of medical products and pharmacy services to the workers' compensation industry, and was Executive Vice President of First Health Group Corp., a full-service managed health care company, where he served in executive roles from 1988 to 2005. Mr. Lind is Managing Partner of Blum Capital, an investment company with approximately $3.6 billion in assets under management. Mr. Lind previously served as a member of the Company's Board of Directors from May 2002 to October 2005. Mr. Mazzilli is the former Executive Vice President and Chief Financial Officer of Equifax Corporation, an international provider of consumer credit information and information database management. Mr. Rosenberg is President of SPR Ventures, Inc., a private investment company he founded in 2000. He was formerly President of the Arrow subsidiary of ConAgra Foods Inc and served for 17 years in various executive positions with Arrow Industries, a private-label manufacturer of grocery store products, prior to its acquisition by ConAgra in 1992.

About PRG-Schultz International, Inc.

Headquartered in Atlanta, PRG-Schultz International, Inc. is the world's leading recovery audit firm, providing clients throughout the world with insightful value to optimize and expertly manage their business transactions. Using proprietary software and expert audit methodologies, PRG-Schultz industry specialists review client purchases and payment information to identify and recover overpayments.

CONTACT: PRG-Schultz International Inc., Atlanta
Peter Limeri, 770-779-6464
SOURCE: PRG-Schultz International, Inc.